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                                                                    EXHIBIT 23.2



The Board of Directors
Jameson Inns, Inc.:




We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the registration statement (No. 333-20143) on Form S-3 of Jameson Inns, Inc. of our report dated February 18, 1999, relating to the consolidated balance sheets of Signature Inns, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-KSB of Signature Inns, Inc. and to the reference to our firm under the heading "Experts" in the Form S-3.




KPMG LLP
Indianapolis, Indiana
September 20, 1999